Exhibit 10.1

Certain identified information in this document has been excluded because it is both (i) not material and (ii) is the type of information that the registrant both customarily and actually treats as private and confidential, and has been ma rked with “[***]” to indicate where omissions have been made.

MANUFACTURING AND SERVICE AGREEMENT

This Manufacturing and Service Agreement (this “Agreement”), effective as of 07th July 2021 (the “Effective Date”), is entered into by and between 374Water Systems, Inc., a Delaware corporation, having an address at 3710 Shannon Road, #51788, Durham, NC 27717 (“374Water”), and Merrell Bros. Fabrication, LLC, an Indiana limited liability company, having a place of business at 8811 West 500 North, Kokomo, IN 46901 (“Manufacturer”).

1.                   Definitions.

1.1              “Affiliate” means a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with a party to this Agreement. For the purposes of this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2              “Allocable Overhead” means the following costs, attributable to Units, all of which will be consistent with GAAP in accordance with Manufacturer’s then current practices: (i) indirect supplies and department overhead, such as indirect labor and other department expenses; (ii) facility overhead, such as rent, depreciation, utilities and facility support; and (iii) general overhead, including infrastructure services such as purchasing, information systems, and related expenses.

1.3               “Applicable Laws” means all federal, state, local, national and supra-national laws, statutes, rules, and regulations applicable to jurisdictions in the United States of America, including any rules, regulations, guidelines, or requirements of Regulatory Authorities, national securities exchanges, or securities listing organizations that may be in effect from time to time and applicable to a particular activity hereunder.

1.4               “Build Order” means a document agreed to between the parties, the form of which is attached hereto as Exhibit A-1, setting forth the Customer (which, in the case of a Demonstration Unit, may be 374Water), the Unit to be manufactured, the Specifications for such Unit, the delivery date for such Unit, and any other terms and or conditionals relevant to the specific build order.

1.5                “Cost of Goods” means the sum of (i) Manufacturing Cost incurred in the normal business process in connection with the Units, (ii) freight, insurance, customs charges, duty, temporary storage and other costs of shipping the applicable Unit to Third Parties (to the extent actually incurred by the shipping party and not reimbursed by the third party) and (iii) applicable Allocable Overhead. means the following costs, attributable to Units, all of which will be consistent with GAAP in Allocable Overhead, Cost of Goods shall not include any non-recurring engineering expenses. The maximum hourly rates for specified individuals and categories of workers are as set forth on Exhibit B, subject to annual increases as provided in this Agreement or in Exhibit B. In no event will the Cost of Goods include expenses incurred by 374Water or its Affiliates.

1.6              “Covered” means (i) with respect to any country, that the use of the 374Water Process to manufacture a Unit in such country would, infringe any claim of a 374Water Patent or (ii) that the use of the 374Water Process to manufacture a Unit requires the use of the 374Water Know-How.

1.7                “Customer” means a customer identified in an Order Form.

1.8                “Demonstration Unit” means a Unit designated as a “Demonstration Unit” on the applicable Build Order, which Unit shall be fabricated by Manufacturer, at Manufacturer’s facilities, for the purpose of demonstrating efficacy or marketing.

1.9                “Field” means the treatment or disposal of biosolids, the treatment of municipal drinking water, and the treatment or disposal of municipal wastewater sludge.

1.10            “GAAP” means U.S. generally accepted accounting principles, consistently applied, as designated and used by the applicable party from time to time.

1.11            “General and Administrative Costs” means general and administrative costs, such as investor relations, human resources, business development, legal affairs, accounting and finance attributable to Manufacturer’s performance of its obligations under this Agreement.

1.12            “Intellectual Property Rights” means, collectively, all of the following worldwide intangible legal rights, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) inventions, patents, patent disclosures, patent rights, including any and all continuations, continuations-in-part, divisionals, reissues, reexaminations, utility model, industrial designs and design patents or any extensions thereof, (ii) rights associated with works of authorship, including without limitation, copyrights, copyright applications and copyright registrations, (iii) rights in trademarks, trademark registrations and applications therefore, trade names, service marks, service names, logos, or trade dress, (iv) rights relating to the protection of formulae, trade secrets, know-how and confidential information, and (v) all other intellectual or proprietary rights anywhere in the world.

1.13            “Know-How” means all information provided by 374Water to Manufacturer relating to the Units or to the 374Water Process.

1.14            “374Water Patents” means patent applications and patents owned or controlled by 374Water that Cover a Unit or the use of the 374Water Process to manufacture, or provide services to, a Unit in a country in the Territory.

1.15            “374Water Process” means 374Water’s proprietary process for using supercritical water oxidation to treat wastewater.

1.16            “374Water IP” means (i) 374Water Patents and (ii) 374Water Know-How

1.17            “Manufacturing Cost” means, with respect to a finished Unit, Manufacturer’s reasonable, documented, out-of-pocket costs to supply applicable Unit components, related inputs, and services (a) supplied by an unaffiliated third party or (b) manufactured directly by Manufacturer or its Affiliates; it being understood and agreed that (i) in the case of costs referred to in clause (a) of this sentence where an unaffiliated third party is the manufacturer, Manufacturing Costs will equal one hundred percent (100%) of the amounts invoiced by (1) such unaffiliated third party and (2) any other unaffiliated third party engaged by Manufacturer or its Affiliates to provide product quality assurance/control services (e.g., release testing, stability testing) with respect to the applicable Unit or shipping of such components to the applicable assembly facility, and (ii) in the case of costs referred to in clause (b) of this sentence where Manufacturer or its Affiliates is the manufacturer, Manufacturing Costs will equal the Manufacturer’s reasonable, documented, out-of-pocket costs of manufacturing the applicable Unit, which manufacturing costs: (x) will include the cost of raw materials actually purchased by Manufacturer or its Affiliates, direct and identifiable labor, product quality assurance/control costs and other direct and identifiable variable costs and appropriate direct and identifiable costs (or appropriate allocation thereof) for equipment pools, plant operations, yield losses (to the extent consistent with industry practice) and plant support services (including utilities, maintenance, engineering, safety, human resources, finance, plant management and other similar activities), and (y) will be calculated in accordance with GAAP and the Manufacturer’s policies and procedures for its other products, in each case consistently applied (and such plant operations and support services costs will be allocated consistent with GAAP), and (z) notwithstanding anything to the contrary, will exclude all costs which cannot be linked to a specific manufacturing activity such as charges for corporate overhead.

1.18             “Order Form” means, as applicable, each or any Build Order or Service Order.

1.19            “Regulatory Authority” means any federal, national, supranational, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the use, treatment, or discharge of water in the United States of America, including but not limited to the United States Environmental Protection Agency and any state or local agency with the authority to enforce the Clean Water Act of 1972 (as amended from time to time).

1.20            “Service Order” means a document agreed to between the parties, the form of which is attached hereto as Exhibit A-2, setting forth the Customer (which, in the case of a Demonstration Unit, may be 374Water), the location of the Unit(s) to be serviced, and the nature and duration of the Services.

1.21           “Services” means the services set forth in a Service Order which are of a type described in Exhibit B.

1.22            “Specifications” means the specifications for the Unit set forth in the applicable Build Order.

1.23            “Territory” means the United States and Canada.

1.24            “Unit” means a 374Water AirSCWO supercritical water oxidation product having the Specifications set forth in an Order Form.

2.                   Effectiveness; Term. This Agreement shall commence as of the Effective Date herein and shall continue for three (3) years (the “Initial Term”) unless earlier terminated for breach in accordance with Section 8. Following the expiration of the Initial Term this Agreement shall automatically renew for additional one (1) year periods (each a “Renewal Term” and, together with the Initial Term, the “Term”)) unless either party provides the other party with written notice of non-renewal in accordance with Section 3 (if applicable) at least sixty (60) days prior to the expiration of the Initial Term or the then-current Renewal Term.

3.                  Exclusivity. During the Initial Term, 374Water shall not enter into an agreement with any unaffiliated third party to make or service Units in the Field in the Territory. Following the Initial Term, 374Water shall not enter into an agreement with any unaffiliated third party to make or service Units in the Field in the Territory (and at the end of the Initial Term or any Renewal Term 374Water shall not give notice of non-renewal under Section 2 and thereafter enter into an agreement with any unaffiliated third party to make or service Units in the Field in the Territory) unless this Agreement has first been terminated in accordance with Section 8 or, if it has not been so terminated, both of the following have occurred:

(i)	374Water reasonably believes that such third party will have the ability to manufacture and supply, or provide services with respect to, Units in the Field in the Territory at better value in any way, including but not limited to, terms of cost, quality of work, speed of delivery, or relationships with Customers, than Manufacturer or (ii) Manufacturer is in breach of its obligations

(ii)	374Water has provided Manufacturer with at least thirty (30) days’ written notice of such determination by 374Water (together with reasonable documentation of the lower cost proposed to be charged by such third party) and Manufacturer has failed to demonstrate to 374Water’s reasonable satisfaction that Manufacturer can manufacture and supply, or provide services with respect to, Units in the Field in the Territory on the same material terms as in this Agreement but at the same or lower cost as such third party proposes to charge 374Water.

4.                  Manufacturing and Service Quality; Regulatory.

4.1                Manufacturer shall use commercially reasonable efforts to (i) manufacture and supply to 374Water or a Customer designated by 374Water the quantity of the applicable Units ordered by such Customer in accordance with the Specifications and timelines mutually agreed upon by both parties and set forth in the applicable Build Order and (ii) perform the Services as set forth in the applicable Service Order.

4.2                Manufacturer warrants and covenants that all Units supplied under this Agreement shall (i) be manufactured in accordance with the Specifications supplied by 374Water, (ii) comply with all Applicable Laws (iii) not contain any manufacturing defects.

4.3                Manufacturer shall conduct quality control testing of every Unit manufactured by it and provide 374Water with certificates of quality assurance and analysis with respect to all Units delivered by it to Customers, based on the Specifications provided by 374Water. For clarity, Manufacturer is only responsible for certifying that Units are built in accordance with the Specifications provided by 374Water but not the design, Specifications, performance or throughput of Units built by Manufacturer in accordance with such Specifications. Manufacturer shall keep complete, accurate and authentic accounts, notes, data and records regarding Units manufactured by it and shall maintain complete and adequate records pertaining to the components, methods, and facilities used by it for the manufacture, processing, testing, storage, and distribution of Units in accordance with the Applicable Laws and the Specifications. All raw data generated in the manufacture, testing, and supply of Units shall be maintained by the Manufacturer in a readily accessible manner for at least 5 years from the date of manufacture.

4.4                All facilities utilized by the Manufacturer to manufacture, store, or otherwise handle Units (“Facilities”) shall comply with and satisfy all requirements under Applicable Laws. Without limiting the generality of the foregoing, the Manufacturer shall obtain and maintain all licenses, registrations, and other authorizations required under the Applicable Laws to operate Facilities, including to enable Third Parties to view and inspect Demonstration Units if approved by 374Water. 374Water shall be provided with access to the Facilities for the purpose of inspecting any finished Units or Units in the process of being manufactured and/or for the purpose of performing inventory audits.

4.5                Manufacturer also shall advise 374Water of any occurrence or new information which arises out of the Manufacturer’s manufacturing of Units which may reasonably be expected to have reporting consequences concerning any Unit. Manufacturer shall promptly report any adverse events, customer complaints, or other circumstances of which Manufacturer becomes aware that may relate to the safety or efficacy of any Units.

4.6                Manufacturer shall, subject to this paragraph, be responsible for handling and responding to any appropriate Regulatory Authority inspections with respect to its manufacturing of Units, except that Manufacturer is not required to respond to any inspection or inquiry by a Regulatory Authority if Manufacturer reasonably believes that such response would violate Manufacturer’s confidentiality obligations under Section 6 unless 374Water either (i) permits such disclosure after receiving a notice provided under Section 6.2(a) or (ii) Manufacturer reasonably believes that it is required by Applicable Law to disclose such information to the Regulatory Authority and either (A) 374 Water has failed to respond to a Section 6.2(a) notice within ten (10) days or (B) Manufacturer has received an administrative or judicial subpoena for such information and disclosure of such information is required notwithstanding 374Water’s objections or prior to the end of the ten (10)-day period. Manufacturer shall promptly provide to 374Water copies of any (i) request or inquiry made by any Regulatory Authority with respect to Units or their manufacture and (ii) any response thereto or information provided in response with respect to the foregoing by the Manufacturer, provided that 374Water shall be provided an opportunity to review and comment on any and all such responses reasonably in advance of their submission by Manufacturer to any Regulatory Authority.

4.7                Manufacturer shall notify 374Water in writing as soon as possible of any notification received by Manufacturer from any Regulatory Authority to conduct an inspection related to the manufacture of Units. Within five (5) business days of receipt thereof, the Manufacturer shall provide to 374Water a copy of any report and other written communications (including a detailed summary, in English, of any oral comments made by an agent of any Regulatory Authority) received by them from any Regulatory Authority to the extent that such report or communication relates to Units or the manufacture thereof. Manufacturer shall provide 374Water with frequent, prompt status updates regarding any audit or inspection conducted by any Regulatory Authority of Manufacturer which relates to Units or which could impact on the ability to make or to continue to make and supply Units.

4.8                Manufacturer shall notify 374Water in writing upon completion of the manufacturing of a Unit and prior to the shipping of such Unit to 374Water’s customer. On or before a date ten (10) days after receipt of such a notice, 374Water may inspect the Unit to determine if the Unit fails to conform with the applicable Specifications. If 374Water does not notify Manufacturer in writing within such 10-day period that 374Water believes the Unit does not conform with the applicable Specifications, then the Unit shall be considered accepted by 374Water and to conform to the applicable Specifications,

4.9                In order for 374Water to determine whether the Manufacturer is operating in accordance with the provisions of this Agreement, and to conduct the inspections contemplated by Section 4.8, the Manufacturer agrees to allow 374Water or an agent or designee of 374Water, upon reasonable prior notice and at 374Water’s expense, to periodically inspect the Facilities, technical, quality assurance and quality control records, and associated business functions relating to the manufacture of Units.

5.                  Invoicing, Payments and Reporting.

5.1                Invoices and Payments to Manufacturer. Manufacturer shall invoice 374Water on the timeframes set forth in each applicable Order Form. Each such invoice shall include, on an Order Form-by-Order Form basis: (i) a detailed breakdown of the Cost of Goods for each of the activity categories set forth on Exhibit B and (ii) the payment due with respect to each activity (which payment shall not exceed the amounts set forth on Exhibit B). Unless otherwise mutually agreed by the parties and set forth in the applicable Order Form, payment for manufactured Units is due by 374Water to Manufacturer within thirty (30) days after receipt by 374Water of an invoice conforming to the requirements of this section. 374Water shall notify Manufacturer in writing before the invoice due date if payment cannot be made within the payment terms due to lack of proper documentation. The parties may modify the terms set forth in this Section 5.1 setting forth different terms in an Order Form that (i) is executed by both parties and (ii) expressly states the parties’ mutual intent to modify the terms set forth in this Section 5.1. The maximum hourly rates in Exhibit B shall be automatically increased or decreased on each anniversary of the Effective Date by the percentage increase or decrease in the Employment Cost Index (Not Seasonally Adjusted), for Total Compensation, and Wages and Salaries, for Private Industry Workers, for the Chicago-Naperville, IL, IN WI CSA as published by the Bureau of Labor Statistics, United States Department of Labor, or if such index is no longer published, by the percentage increase or decrease in the Consumer Price Index, All Urban Consumers, All Items, as published by the Bureau of Labor Statistics, United States Department of Labor.

5.2                Books and Records. Manufacturer agrees to maintain accurate books and records pertaining to its Costs of Goods for a rolling period of at least two (2) years after each Invoice. Such books and records shall contain enough detail for 374Water to confirm Manufacturer’s compliance with this Agreement and shall be maintained in accordance with generally accepted accounting principles, consistently applied.

5.3                Right to Audit. For the purpose of confirming Manufacturer’s compliance with this Section 5 and the accuracy of any invoice submitted to 374Water hereunder, 374Water shall have the right to conduct an inspection and audit of the books and records of Manufacturer and to obtain true and correct photocopies thereof, during regular business hours at Manufacturer’s offices and in such a manner as not to interfere unreasonably with Manufacturer’s normal business activities. Manufacturer shall reasonably cooperate with 374Water in the conduct of any such audit. If any such audit should disclose any overpayment by 374Water, Manufacturer shall promptly reimburse 374Water such overpaid amount, together with interest thereon at an annual rate of twelve percent (12%) starting from the date of such overpayment, or the highest rate allowed by law, whichever is lower. If the amount of such overpayment exceeds five percent (5%) of the total amount due hereunder for the audited period, then Manufacturer shall also immediately reimburse 374Water for 374Water’s reasonable expenses associated with such audit.

6.                  Confidential Information.

6.1                All information provided or made available to the Manufacturer by on behalf of 374Water, including but not limited to 374Water IP and information regarding the 374Water Process, is considered by 374Water to be proprietary and confidential (all of the foregoing, collectively, the “Confidential Information”). Manufacturer shall keep all Confidential Information confidential. Manufacturer agrees to protect the confidentiality of Confidential Information using the same protections it uses with respect to its own proprietary and confidential information of a similar nature, which shall be no less than reasonable level of such protection. Manufacturer shall not disclose Confidential Information to any third party. Manufacturer shall not use any Confidential Information for any purpose other than for the purpose of manufacturing Units or providing Services pursuant to the license granted to it hereunder. Manufacturer is permitted to disclose Confidential Information only to its employees who (i) need to know Confidential Information to exercise the rights granted to Manufacturer under this Agreement and (ii) are bound by confidentiality obligations at least as restrictive as those contained herein.

6.2                Manufacturer is permitted to disclose Confidential Information to the extent required by Applicable Laws provided that Manufacturer: (a) provides advance written notice of such disclosure as soon as reasonably practicable (subject to Section 4.6) and (b) assists 374Water, as reasonably requested by 374Water, in seeking or obtaining confidential or protective treatment of such information.

6.3                The confidentiality obligations of this Section 6 shall not extend to information which:

(a)                is or becomes known to the public through no fault or action by Manufacturer; or

(b)               is disclosed to the Manufacturer without restriction on disclosure by a third party not under an obligation of secrecy to 374Water or 374Water’s Affiliates.

7.                    Intellectual Property.

7.1               374Water shall retain all right, title and interest in and to the 374Water IP and the 374Water Process. Manufacturer shall not use 374Water’s name or any of its trademarks or logos without 374Water’s prior written consent, except that Manufacturer may affix 374Water’s trademark or logo to a completed Unit if provided in the Specifications for such Unit. Manufacturer shall not disclose the existence of this Agreement or the relationship with 374Water without 374Water’s prior written consent.

7.2             374Water acknowledges that Manufacturer is also engaged in water purification product development and that other than the 374Water IP and the 374Water Process, 374Water does not have, and shall not acquire by entering into this Agreement, ordering and purchasing Units under this Agreement or performing any other action under this Agreement, any ownership, license or other interest in any of Manufacturer’s patents, trade secrets, trademarks or trade names (“Manufacturer Intellectual Property”) unless otherwise expressly agreed in writing by Manufacturer. 374Water shall not file any patent applications in any jurisdiction, regardless of inventorship, nor pursue any patent rights in any United States or foreign jurisdiction, which applications or rights are derived from, or contain information pertaining to, Manufacturer Intellectual Property or other Confidential Information of Manufacturer. 374Water shall not use any trade names or trademarks of Manufacturer, except as specifically authorized by Manufacturer in writing both as to the names or marks which may be used and as to the manner and prominence of use. Manufacture will not embed any of their IP into the Units without 374Water prior consent, if Manufacturer Intellectual Property is embedded into the Units, 374Water will have a fully paid-up license thereunder to make, use, sell, offer for sale, import, etc., that IP for any use relating to the Units.

7.3             Manufacturer shall promptly notify 374Water of any invention, discovery, know-how or improvement that is conceived or made solely by one or more employees, consultants, agents, contractors, or representatives of Manufacturer or jointly by employees, consultants, agents, contractors, or representatives of Manufacturer or 374Water as a result of Manufacturer’s access to or use of 374Water IP, the 374Water Process, Units or 374Water’s Confidential Information, (collectively, “374Water-Related Inventions”). Manufacturer covenants and warrants that all of its employees, consultants, agents, contractors, or representatives are contractually or legally obligated to assign all of their rights in 374Water-Related Inventions to Manufacturer. Manufacturer hereby assigns to 374Water all right, title, and interest in and to all 374Water-Related Inventions, including all underlying Intellectual Property Rights, free and clear of all liens, claims, or encumbrances. Manufacturer shall take all reasonable actions and execute all documents reasonably requested by 374Water to effect the purposes of the foregoing. Manufacturer agrees to assist 374Water, at 374Water’s reasonable expense, in preparing and prosecuting patent applications and patent extensions or in obtaining other forms of intellectual property right protections on any 374Water-Related Inventions assigned to 374Water under this Section 7 which 374Water elects to protect.

8.                   Termination. This Agreement may be terminated by either party in the event of a material breach of any provision of this Agreement by the other party that is not cured within thirty (30) days after notice is provided by the nonbreaching party to the breaching party. Either party shall have the right to terminate this Agreement if it determines, in its sole discretion, that the continued production of the Units would infringe the intellectual property rights owned by a third party. Manufacturer may terminate this Agreement at its election following Manufacturer’s completion of the third Unit if (i) Manufacturer notifies 374Water in writing within thirty (30) days that one or more of the payment rate percentages for an activity in Exhibit B are insufficient for Manufacturer’s business purposes, (ii) Manufacturer offers to negotiate with 374Water in good faith for not less than thirty (30) days regarding increasing such payment rate percentages and (iii) Manufacturer and 374Water are unable to agree to the payment rate percentages in Exhibit B despite such negotiations.

9.                    Effects of Termination. Upon the expiration or termination of this Agreement for any reason, (a) all licenses granted hereunder shall terminate, (b) Manufacturer shall immediately cease using the 374Water Process, manufacturing Units, and providing Services and (c) unless otherwise agreed to in writing by 374Water and Manufacturer, Manufacturer shall, at 374Water’s direction, either destroy all Units and Units in the process of being manufactured or at 374Water’s cost, ship all Units and Units in the process of being manufactured to the location designated by 374Water. In either case, Manufacturer shall invoice 374Water in accordance with Section 5.1 for all such Units and Units in the process of being manufactured and 374Water shall pay such invoices in accordance with Section 5.1. The provisions of Sections 5.1, 6, 7 and 12 shall survive the expiration or termination of this Agreement.

10.                 Waiver. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

11.               Assignments. No party may without written approval of the other party, such approval not to be unreasonably withheld, assign this Agreement or transfer its interest or any part thereof under this Agreement to any third party, provided that 374Water shall be entitled, without the Manufacturer’s prior written consent, to assign this Agreement to any Affiliate of 374Water or in the event of 374Water’s merger, sale, consolidation, reorganization, or sale or transfer of the portion of its business or assets relating to the 374Water Process.

12.                 Indemnification.

12.1            374Water and its Affiliates shall indemnify, hold harmless, and defend Manufacturer, its Affiliates and their officers, employees, agents, contractors, licensees, and distributors (collectively, the “Manufacturer Indemnified Parties“), against any 3rd party: claims, suits, losses, damages, judgments, costs, fees, and expenses, including, without limitation, reasonable attorney’s fees or dispute resolution costs (collectively, “Losses“) arising out of or related to (i) any material breach by 374Water of this Agreement, (ii) any failure by 374Water to comply with Applicable Law or any Regulatory Authority in connection with the Units or Manufacturer’s manufacture or service of Units, (iii) patent or trademark infringement actions asserted by any third parties arising out of the 374Water IP or the 374Water Process, (iv) any component of a Unit supplied to Manufacturer solely and specifically for the manufacture of a Unit. (v) 374Water’s negligence or willful misconduct in designing the Units. Manufacturer shall notify 374Water immediately of any threatened or pending actions, suits, proceeding, claims, demands or orders that could give rise to an obligation to indemnify under this provision. 374Water shall control the defense of any such action, but without the written consent of Manufacturer, which shall not be unreasonably withheld, 374Water shall not agree to settle any claim against Manufacturer to the extent that such settlement would create any obligation or require action on the part of Manufacturer other than the payment of money (subject to indemnification) or would have a material adverse effect on Manufacturer.

12.2            Manufacturer and its Affiliates shall indemnify, hold harmless, and defend 374Water, its Affiliates and its officers, employees, agents, contractors, licensees, and distributors (collectively, the “374Water Indemnified Parties”), against any and all Losses arising out of or related to (i) the fabrication, installation, or unsafe operation of the Units by Manufacturer or its Affiliates or its or their contractors, representatives, agents or consultants; or (ii) Manufacturer’s or its Affiliates’ or its or their contractors’, representatives’, agents’ or consultants’ material breach of this Agreement. 374Water shall notify Manufacturer immediately of any threatened or pending actions, suits, proceeding, claims, demands or orders that could give rise to an obligation to indemnify under this provision. Manufacturer shall control the defense of any such action, but without the written consent of 374Water, which shall not be unreasonably withheld, Manufacturer shall not agree to settle any claim against 374Water to the extent that such settlement would create any obligation or require action on the part of 374Water other than the payment of money (subject to indemnification) or would have a material adverse effect on 374Water.

12.3            Insurance. Manufacturer shall maintain during the Term and for a period of five (5) years after the termination of expiration of this Agreement insurance coverage as follows:

(i)	Professional Liability/Errors & Omissions as it pertains to work performed under this Agreement in amounts of not less than [***].

(ii)	Commercial General Liability insurance including Units and Completed Operations with limits of [***] each occurrence [***] Products and Completed Operations Aggregate, [***] General Aggregate, Additional Umbrella coverage of [***] per occurrence.

(iii)	Workers Compensation Insurance. This insurance shall be in strict accordance with the requirements of the most current and applicable state Workmen’s Compensation Insurance Laws.

(iv)	Pollution Liability insurance for a limit of not less than [***].

All of the foregoing insurance shall be maintained with responsible carriers and the terms of coverage shall be evidenced by certificates of insurance and, if require by Customer, endorsements listing such Customer as an “additional insured,” to be furnished by Manufacturer to 374Water on or prior to the Effective Date of this Agreement or upon 374Water’s subsequent request.

12.4            LIMITATION OF LIABILITY.

(a)                374WATER SHALL NOT BE LIABLE TO MANUFACTURER OR ANY OTHER PARTY FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, LOSS OR CORRUPTION OF DATA, OR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, LAW, EQUITY OR OTHERWISE, EVEN IF 374WATER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO CASE OTHER THAN INDEMNIFICATION BY 374WATER FOR CLAIMS BY THIRD PARTIES SHALL THE CUMULATIVE LIABILITY OF 374WATER FOR ALL CLAIMS MADE RELATING TO THIS AGREEMENT, IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, LAW, EQUITY OR OTHERWISE, EXCEED THE TOTAL AMOUNT PAID BY 374WATER HEREUNDER DURING THE ONE YEAR PERIOD IMMEDIATELY PRECEDING THE DATE ON WHICH A CLAIM OR CLAIMS ARISE.

(b)               MANUFACTURER SHALL NOT BE LIABLE TO 374WATER OR ANY OTHER PARTY FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, LOSS OR CORRUPTION OF DATA, OR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, LAW, EQUITY OR OTHERWISE, EVEN IF MANUFACTURER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO CASE OTHER THAN INDEMNIFICATION BY MANUFACTURER FOR CLAIMS BY THIRD PARTIES SHALL THE CUMULATIVE LIABILITY OF MANUFACTURER FOR ALL CLAIMS MADE RELATING TO THIS AGREEMENT, IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, LAW, EQUITY OR OTHERWISE, EXCEED THE TOTAL AMOUNT PAID BY 374WATER HEREUNDER DURING THE ONE YEAR PERIOD IMMEDIATELY PRECEDING THE DATE ON WHICH A CLAIM OR CLAIMS ARISE.

(c)              EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY HAS ENTERED INTO THIS AGREEMENT IN RELIANCE UPON THE LIMITATIONS OF LIABILITY AND THE DISCLAIMERS OF WARRANTIES AND DAMAGES SET FORTH IN THIS AGREEMENT, AND THAT THE SAME FORM AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES. THE FOREGOING LIMITATION OF LIABILITY IS INDEPENDENT OF ANY EXCLUSIVE REMEDIES FOR BREACH OF WARRANTY SET FORTH IN THIS AGREEMENT.

13.                 Independent Contractors. It is understood that the parties hereto are independent contractors and engage in the operation of their own respective businesses and no party is to be considered the agent of the other party for any purpose whatsoever and no party has any authority to enter into any contract or assume any obligation for the other parties or to make any warranty or representation on behalf of the other party(ies). Each party shall be fully responsible for its own employees and consultants, and the employees of one party shall not be deemed to be employees of the other party for any purpose whatsoever.

14.                 NO WARRANTIES. 374WATER MAKES NO WARRANTIES TO MANUFACTURER REGARDING THE 374WATER IP OR THE 374WATER PROCESS. THE 374WATER IP AND 374WATER PROCESS ARE PROVIDED TO MANUFACTURER ON AN AS-IS BASIS, WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, AND NON-INFRINGEMENT.

15.                 Miscellaneous

15.1           Governing Law. This Agreement shall be governed, construed, interpreted and enforced in all respects in accordance with the laws of the State of Delaware, without regard to its conflict of laws and choice of law rules, and shall be binding upon the parties hereto regardless of their location throughout the world. All disputes with respect to the Agreement shall be brought and heard either in the Delaware state courts, or the federal district court for the District of Delaware. The Parties each consent to the jurisdiction and venue of such courts. The Parties agree that service of process upon them in any such action may be made if delivered in person, by courier service or by first class mail, and shall be deemed effectively given upon receipt.

15.2            Notices. Any and all notices given under this Agreement shall be in writing and to the respective parties at the following addresses by nationally recognized overnight courier or by electronic mail:

If to Manufacturer:

Merrell Bros. Fabrication, LLC
8811 West 500 North
Kokomo, IN 46901
Attn: Terry Merrell
terry@merrellbros.com

If to 374Water:

374Water Systems, Inc.
3710 Shannon Road, #51788
Durham, NC 27717
Attn: Yaacov Nagar
kn@374water.com
_________

or to such other addresses as may be subsequently furnished by one party to the other in writing. Any such notice shall be deemed to have been given on the day following the dispatch.

15.3            Severability. In the event one or more terms of this Agreement are declared by any individual or competent authority to be void, voidable, illegal or otherwise un-enforceable, the remaining provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such invalid or unenforceable part or provision in a commercially reasonable, valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto. The parties hereto shall negotiate in good faith to modify this Agreement, but only to the extent necessary to make the terms of this Agreement valid and enforceable, having full regard for all Applicable Laws and the intent and purposes of the parties entering into this Agreement.

15.4            Complete Agreement. This Agreement, including the Exhibits, whether appended at the time of execution of this Agreement or later, as provided herein constitutes the entire Agreement between parties hereto relating to the subject matter hereof, and this Agreement may not be amended, modified, or supplemented unless such amendment is in writing and duly executed by the parties.

15.5            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall comprise the original instrument.

[Signature page to follow.]

IN WITNESS WHEREOF, Manufacturer and 374Water have executed this Manufacturing License Agreement by their respective officers hereunto duly authorized, the day and year first above written.

Merrell Bros. Fabrication, LLC		374Water Systems, Inc.

By:	/s/ Karson Merrell	By:	/s/ Yaacov Nagar

Name:	Karson Merrell	Name:	Yaacov Nagar

Title:	President	Title:	CEO

[***]

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